Exhibit (p)

Cohen & Steers MLP Income and Energy Opportunity Fund, Inc.

280 Park Avenue

New York, New York 10017

February 8, 2013

Cohen & Steers Capital Management, Inc.

280 Park Avenue

New York, New York 10017

Dear Sirs:

Cohen & Steers MLP Income and Energy Opportunity Fund, Inc. (the “Fund”) hereby accepts your offer to purchase 5,250 shares of the Fund’s common stock, par value $.001 per share, at a price of $19.10 per share for an aggregate purchase price of $100,275. This agreement is subject to the understanding that you have no present intention of selling or redeeming the shares so acquired.

Sincerely,

Cohen & Steers MLP Income and Energy Opportunity Fund, Inc.

By:	/s/ Tina M. Payne
Name: Tina M. Payne
Assistant Secretary

Accepted:

Cohen & Steers Capital Management, Inc.

By:	/s/ Adam M. Derechin
Name: Adam M. Derechin
President